EXHIBIT 99.1

FreightCar America, Inc. Reports Second Quarter 2016 Results

Highlights

  Revenue of $126.2 million on deliveries of 1,372 units
  Net loss of $0.5 million, or $(0.04) per diluted share
  Diversified backlog totaling 6,207 railcars valued at $612 million
  Targeted cost reduction plan expected to reduce annual operating costs by approximately $5.0 million

CHICAGO, Aug. 01, 2016 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the second quarter ended June 30, 2016, with a net loss of $0.5 million, or $(0.04) per diluted share, compared to net income of $7.4 million, or $0.60 per diluted share, in the same period last year.

“The second quarter results did not meet our expectations,” said Joe McNeely, President and Chief Executive Officer. “Second quarter results reflected lower deliveries and higher costs due to a number of production-related matters, including the introduction of new car types. We are aggressively addressing all production issues and looking to significantly reduce our operating costs as we enter an increasingly competitive environment. Our backlog remains solid, totaling 6,207 railcars at June 30, 2016, with full year 2016 deliveries now expected to be between 5,600 and 6,100 railcars.”

Consolidated revenues were $126.2 million in the second quarter of 2016 compared to $235.6 million in the same quarter of 2015. The Company delivered 1,372 railcars in the second quarter of 2016, all of which were new railcars. This compares to 2,611 railcars delivered in the second quarter of 2015, which included 1,861 new and 750 rebuilt railcars.

Consolidated operating loss for the second quarter of 2016 was $0.6 million, compared to operating income of $10.9 million in the second quarter of 2015.

Cash, cash equivalents, marketable securities and restricted cash were $83.6 million as of June 30, 2016, compared to $116.9 million as of December 31, 2015.  The decrease reflects the $32.9 million payment made in the first quarter of 2016 related to the retiree medical benefits litigation settlement.

COST REDUCTION PLAN

Over the next 12 months, the Company expects to reduce its annual operating costs by approximately $5 million by implementing the following:

  15% reduction of the Company’s salaried workforce
  Closure of the Johnstown administrative office
  Reduction of certain discretionary spending

These actions are currently underway and are expected to be completed by the middle of 2017. The total estimated costs relating to this program are approximately $4.0 million, including approximately $2.5 million of employee-related costs and approximately $1.3 million in non-cash charges for asset impairments.  The Company expects to incur approximately $1.5 million of these costs in the third quarter of 2016 and approximately $0.8 million of these costs in the fourth quarter of 2016.

“We plan to manage our cost structure to align it with the evolving business environment,” said Mr. McNeely. “We do not make these decisions lightly. These decisions are difficult but necessary to better position us to deliver solid results and maintain our financial strength.”

The Company will host a conference call and live webcast on Tuesday, August 2, 2016 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2016 financial results. To participate in the conference call, please dial (800) 288-8967, Confirmation Number 398562.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 398562

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 2, 2016 until 11:59 p.m. (Eastern Daylight Time) on September 2, 2016.  To access the replay, please dial (800) 475-6701.  The replay pass code is 398562.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc. Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2016	2015
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$63,463	$83,068
Restricted cash and restricted certificates of deposit	5,168	6,896
Marketable securities	14,988	26,951
Accounts receivable, net	16,530	39,708
Inventories, net	136,079	115,354
Other current assets	26,479	8,704
Total current assets	262,707	280,681

Property, plant and equipment, net	47,266	42,596
Railcars available for lease, net	24,369	24,729
Goodwill	21,521	21,521
Deferred income taxes, net	10,827	34,722
Other long-term assets	1,877	2,655
Total assets	$368,567	$406,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$39,141	$34,304
Accrued payroll and employee benefits	3,576	8,303
Accrued postretirement benefits	405	405
Reserve for workers’ compensation	4,299	4,165
Accrued warranty	8,964	9,239
Customer deposits and deferred revenue	18,724	8,615
Income taxes payable	—	4,180
Other current liabilities	3,317	3,346
Total current liabilities	78,426	72,557
Accrued pension costs	6,465	6,673
Accrued postretirement benefits, less current portion	5,986	72,497
Deferred income state and local incentives, long-term	11,126	12,190
Accrued taxes and other long-term liabilities	7,784	7,876
Total liabilities	109,787	171,793

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	91,577	93,939
Treasury stock, at cost	(14,551)	(17,516)
Accumulated other comprehensive loss	(7,985)	(21,078)
Retained earnings	189,612	179,639
Total stockholders’ equity	258,780	235,111
Total liabilities and stockholders’ equity	$368,567	$406,904

FreightCar America, Inc. Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except for share and per share data)

Revenues	$126,157	$235,637	$274,747	$328,441
Cost of sales	118,080	213,831	250,783	302,082
Gross profit	8,077	21,806	23,964	26,359
Selling, general and administrative expenses	8,678	10,924	19,276	19,767
Gain on sale of railcars available for lease	—	—	—	(1,187)
Gain on settlement of postretirement benefit obligation, net of plaintiffs’ attorneys’ fees	—	—	(14,306)	—
Operating (loss) income	(601)	10,882	18,994	7,779

Interest expense and deferred financing costs	(41)	(58)	(86)	(128)
Other income	1	31	82	83
(Loss) income before income taxes	(641)	10,855	18,990	7,734
Income tax (benefit) provision	(173)	3,458	6,791	2,410
Net (loss) income	$(468)	$7,397	$12,199	$5,324

Net (loss) income per common share – basic	$(0.04)	$0.60	$0.99	$0.44

Net (loss) income per common share – diluted	$(0.04)	$0.60	$0.99	$0.43

Weighted average common shares outstanding -
basic	12,261,308	12,195,683	12,256,720	12,108,636

Weighted average common shares outstanding -
diluted	12,261,308	12,244,468	12,256,720	12,190,154

Dividends declared per common share	$0.09	$0.09	$0.18	$0.18

FreightCar America, Inc. Condensed Segment Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
Revenues:
Manufacturing	$124,224	$227,016	$270,295	$312,113
Corporate and other (1)	1,933	8,621	4,452	16,328
Consolidated revenues	$126,157	$235,637	$274,747	$328,441

Operating (Loss) Income:
Manufacturing	$5,430	$17,235	$18,212	$19,093
Corporate and other (1)(2)	(6,031)	(6,353)	782	(11,314)
Consolidated operating (loss) income	$(601)	$10,882	$18,994	$7,779

(1) Results for the three and six months ended June 30, 2015 included results from the Company’s railcar repair and maintenance services business that was sold on September 30, 2015.
(2) Results for the six months ended June 30, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.

FreightCar America, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2016	2015
	(In thousands)
Cash flows from operating activities
Net income	$12,199	$5,324
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation and amortization	5,117	4,948
Recognition of deferred income from state and local incentives	(1,064)	(351)
Gain on sale of railcars available for lease	—	(1,187)
Gain on settlement of postretirement benefit plan obligation	(15,606)	—
Deferred income taxes	16,904	1,670
Stock-based compensation expense recognized	674	1,178
Other non-cash items	731	1,622
Changes in operating assets and liabilities:
Accounts receivable	23,178	(33,832)
Inventories	(21,445)	(69,649)
Other assets	(6,659)	(3,528)
Accounts and contractual payables	4,486	30,576
Accrued payroll and employee benefits	(4,727)	(1,481)
Income taxes receivable/payable	(7,682)	734
Accrued warranty	(275)	(85)
Customer deposits and other liabilities	10,014	(33,007)
Payment for settlement of postretirement benefit plan obligation	(31,616)	—
Accrued pension costs and accrued postretirement benefits	(6,404)	1,310
Net cash flows used in operating activities	(22,175)	(95,758)

Cash flows from investing activities
Purchase of restricted certificates of deposit	(1,182)	(2,165)
Maturity of restricted certificates of deposit	2,910	295
Purchase of securities held to maturity	—	(17,997)
Proceeds from maturity of securities	12,001	24,004
Proceeds from sale of property, plant and equipment and railcars available for lease	—	7,651
Purchases of property, plant and equipment	(8,781)	(10,163)
State and local incentives received	—	4,907
Net cash flows provided by investing activities	4,948	6,532

Cash flows from financing activities
Stock option exercise	—	4,885
Employee stock settlement	(71)	(1,048)
Deferred financing costs	(81)	—
Excess tax benefit from stock-based compensation	—	13
Cash dividends paid to stockholders	(2,226)	(2,201)
Net cash flows (used in) provided by financing activities	(2,378)	1,649

Net decrease in cash and cash equivalents	(19,605)	(87,577)
Cash and cash equivalents at beginning of period	83,068	113,532
Cash and cash equivalents at end of period	$63,463	$25,955

MEDIA CONTACT Matthew S. Kohnke
TELEPHONE (800) 458-2235